UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
May 2, 2023 (April 26, 2023)

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 3165

Harrisburg, Pennsylvania 17105

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	RAD	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2023, the board of directors (“Board”) of Rite Aid Corporation (the “Company”) approved a retention incentive agreement with Matthew Schroeder, the Company’s Chief Financial Officer in recognition of his criticality to the Company’s business. Pursuant to the retention incentive agreement dated April 28, 2023, Mr. Schroeder will receive a lump sum cash payment (the “Retention Award”), subject to a repayment obligation as described below, in the amount of $1,500,000 on or before May 12, 2023.

Mr. Schroeder’s Retention Award will be subject to prompt and full repayment of the Retention Award if, prior to April 28, 2024 or an earlier change in control of the Company (the “Repayment Expiration Date”), his employment is terminated by the Company for cause, or as a result of his voluntary resignation without good reason (as each such term is defined in Mr. Schroeder’s employment agreement with the Company). If Mr. Schroeder is terminated without cause, or resigns for good reason, or if his employment terminates due to his death or disability prior to the Repayment Expiration Date, then such Retention Award will not be subject to repayment, provided that he executes (and does not revoke) a general release of claims in favor of the Company.

The above description of the retention incentive agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the retention incentive agreement, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the period ended May 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: May 2, 2023	By:	/s/ Christin Bassett
	Name:	Christin Bassett
	Title:	Deputy General Counsel